UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2019

InVivo Therapeutics Holdings Corp.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-37350	36-4528166
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kendall Square, Suite B14402

Cambridge, MA 02139

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (617) 863-5500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	NVIV	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 21, 2019, InVivo Therapeutics Holdings Corp. (the “Company”) entered into a Placement Agency Agreement with H.C. Wainwright & Co., LLC (“Wainwright”) (the “Placement Agency Agreement”) and subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which the Company agreed to sell an aggregate of 7,000,000 shares of its common stock, par value $0.00001 per share (“Common Stock”), to the investors for a purchase price of $0.12 per share, representing aggregate gross proceeds of $840,000 (the “Offering”). The Offering is expected to close on November 22, 2019, subject to customary closing conditions.

In the Subscription Agreements and the exhibits thereto, each investor agreed, (i) effective until 5:00 p.m. New York City time on November 22, 2019, not to sell, dispose or otherwise transfer, directly or indirectly any shares of Common Stock that they own or control as of the closing of the Offering and (ii) to vote at the Company’s next stockholder meeting the shares of Common Stock that such investor owns or controls as of the closing of the Offering in favor of all of the proposals to be presented to the Company’s stockholders as described in its preliminary proxy statement on Schedule 14A, filed with the Securities and Exchange Commission (the “SEC”) on November 8, 2019.

The Company is party to an engagement letter (the “Engagement Letter”) with Wainwright, pursuant to which Wainwright is acting as exclusive placement agent for the Offering. In accordance with the terms of the Engagement Letter and the Placement Agency Agreement, upon the closing of the Offering the Company will be obligated to pay Wainwright a cash fee of $63,000, which represents 7.5% of the gross proceeds of the Offering, a management fee of $8,400, which represents 1.0% of the gross proceeds of the Offering, and $25,000 for non-accountable expenses, as well as reimburse Wainwright $35,000 for its reasonable and documented out-of-pocket expenses incurred in connection with the Offering, including its legal expenses.

Subject to the approval by the stockholders of the Company of an increase to the authorized Common Stock, the Company will become obligated under the Engagement Letter and the Placement Agency Agreement to issue to Wainwright, or its designees, placement agent warrants (the “Placement Agent Warrants”) to purchase an aggregate of 455,000 shares of Common Stock, which represents a number of shares of Common Stock equal to 6.5% of the aggregate number of shares of Common Stock sold in the Offering. The Placement Agent Warrants will have an exercise price of $0.15 per share of Common Stock, which equals 125% of the purchase price of $0.12 per share in the Offering. The Placement Agent Warrants will be immediately exercisable upon issuance and will expire on November 21, 2024. The issuance of the Placement Agent Warrants will be made in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended, relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration is required.

In addition, under the Engagement Letter the Company has granted to Wainwright, subject to certain conditions, a 12-month right of first refusal to act as the Company’s exclusive agent, advisor or underwriter with respect to specified strategic transactions or financings that the Company may engage in. In addition, if any investor introduced to the Company by Wainwright participates in a Company financing or capital raising transaction during the 12 months following closing of any offering in which Wainwright acts as the Company’s exclusive agent, advisory or underwriter pursuant to the Engagement Letter, the Company will be obligated to pay to Wainwright the cash and warrant compensation described above in connection with capital provided by such investor.

The Company’s net proceeds from the offering, after deducting Wainwright’s placement agent expenses and other estimated offering expenses payable by the Company, are expected to be approximately $0.6 million.

The shares of Common Stock are being offered and sold pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-234353), which was declared effective by the SEC on November 14, 2019. The Company has filed a prospectus supplement relating to the Offering with the SEC.

The descriptions of terms and conditions of the Placement Agency Agreement and Subscription Agreements set forth herein do not purport to be complete and are qualified in their entirety by the full text of the Placement Agency Agreement and form of subscription agreement, which are attached hereto as Exhibit 1.1 and Exhibit 99.1, respectively, and incorporated herein by reference.

A copy of the opinion of Ballard Spahr LLP relating to the validity of the securities offered by the Company in the Offering is attached as Exhibit 5.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

1.1	Placement Agency Agreement
5.1	Opinion of Ballard Spahr LLP
99.1	Form of Subscription Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVO THERAPEUTICS HOLDINGS CORP.

Date: November 21, 2019	By:	/s/ Richard Toselli
Richard Toselli
Chief Executive Officer